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                                                                   EXHIBIT 10.26


CODE OF BUSINESS CONDUCT AND ETHICS

The Greenbrier Companies intend to observe the highest ethical standards in all their business dealings. Ethical conduct is the basis of our relationships with customers, suppliers, regulators and governmental agencies, and with one another. A sound ethical foundation helps to build a work environment which fosters self-respect, loyalty and dedication, and is free from discrimination.

Each Greenbrier officer, director, employee and consultant is expected to assist the Companies in achieving a high ethical standard. We will endeavor to play an important citizenship role in the communities in which we operate.

Greenbrier will conduct its relations with customers, suppliers, employees, stockholders and the press with honesty and integrity. In dealings with the public, we will be responsive and responsible, and open and timely in our communications.

We prosper when we serve our customers well. Each organization and individual we do business with is entitled to expect a quality performance. Products and services offered by The Greenbrier Companies will be of the highest quality and as represented. Advertising and promotion will be truthful, not exaggerated or misleading.

Greenbrier will honor its agreements. No bribes, bonuses, kickbacks, lavish entertainment, or gifts will be given or received in exchange for special position, price or privilege.

Employees will maintain the confidentiality of sensitive or proprietary information and will not use such information for their personal benefit. Property of the Companies will be respected.

Laws and regulations affecting the Companies will be obeyed. Illegal behavior will not be condoned or tolerated. Compliance with the law means not only observing laws, but conducting our business so that we will deserve and receive recognition as a law-abiding organization. We strive to avoid even the appearance of impropriety or unethical behavior.

None of us should assume that Greenbrier's interest ever requires conduct which is not in compliance with the law. No one in Greenbrier has authority to give any order or direction that would result in a violation of this Code.

HONESTY IN DEALINGS WITH CUSTOMERS, SUPPLIERS AND EACH OTHER

The cornerstone of Greenbrier's business conduct is honesty in all our dealings -- honesty with our customers and suppliers, honesty with competitors and government agencies and honesty with each other within The Greenbrier Companies.

MARKETING. Greenbrier products and services will be marketed on their merits. Use of deceptive or misleading statements, or attempts to induce individuals to place their personal interests above those of the organizations which they represent, is a violation of our policy.

We will not promise more than we believe we can deliver. We will always seek the best result for our customer. In discussing our competition, we will emphasize our own strengths and will not disparage the business of competitors.

ACCURATE RECORDS. Greenbrier and its subsidiaries are required to keep accurate books, records and accounts to fairly reflect the Companies' transactions and to maintain an effective system of internal accounting controls. Each employee is responsible to ensure that the Company's books and records are complete, accurate and supported by appropriate documents in auditable form. No false or misleading entries and no undisclosed or unrecorded funds or assets will be permitted for any reason. No payment will be made for purposes other than those described in the documents supporting the payment. Company funds may not be deposited in any personal or non-corporate account. Expense account and reimbursement records, invoices and (where applicable) time cards and records should be accurate and timely and honestly reflect actual transactions.
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AVOIDING CONFLICTS OF INTEREST

The term "conflict of interest" describes any circumstance that casts doubt on one's ability to act with objectivity in Greenbrier's interests. In identifying conflicts of interest perceptions can be as important as facts. Potential conflicts of interest which can result in a negative perception of our representative or Greenbrier should be avoided whenever possible.

Remember, a conflict of interest can arise unexpectedly or accidentally, without any action or improper motive on your part. Each situation is different, and in evaluating yours, you will need to use good judgment. Under no circumstances should you advance your own interests or activities outside the Company at the expense of Greenbrier's interest.

Conflicts of interest arise in many circumstances. The principles set forth in this Code are intended to aid us all in using good judgment when such circumstances arise. However, some situations are not black and white and may well involve legitimate business activity. In such cases, the following policies reflect Greenbrier's attempt to balance competing interests and establish objective standards of behavior to assist in recognizing and avoiding conflicts of interest:

   - Neither we nor any members of our families should have a material financial interest in a supplier, competitor, customer, distributor or any other organization which transacts business with Greenbrier unless the interest is disclosed to the Greenbrier Board of Directors. In addition, any financial interest would be improper if the combination of one's job responsibility, the magnitude of one's investment, and the particular business in which one has invested is such that it is likely to be perceived by other people (rightly or wrongly) as influencing one's actions as an employee of Greenbrier. Minority investments in publicly held companies are not precluded by this policy.

   - Unless an exception is established by Greenbrier, we should not represent a supplier to any Greenbrier company, be part of a supplier's operating management, or be a supplier to a Greenbrier company in one's own right.

   - Because they arise so frequently, gifts, business courtesies and entertainment are treated separately in this Code. These areas are among the most common potential conflicts of interest which many of us encounter in our work.

Any conflict of interest should be reported to your supervisor.

GIFTS, BUSINESS COURTESIES AND ENTERTAINING

Gifts between employees of different businesses range from widely distributed advertising novelties (which may be given and received), to bribes (which, of course, may not be given or received). Greenbrier representatives may pay for and accept customary business amenities such as meals, provided the expenses involved are kept at a reasonable level. In countries where local custom calls for giving gifts on special occasions to customers and others, gifts that are lawful, appropriate in nature and nominal in value may be given or exchanged.

In the case of gifts, services and entertainment, there is a point of unacceptability. It is often difficult to determine where that point is. One way to approach this question is to recognize that the purpose of both gifts and entertainment in business is to create goodwill. It is inappropriate if the purpose of giving gifts or providing entertainment is to unduly influence the recipient or to secure preferential treatment. Another approach is to consider whether the public disclosure would be embarrassing to you or to Greenbrier.

We should not give money or any gift to an executive, official or employee of any supplier, customer, government agency or other organization if it could be construed as improperly influencing the business relationship with Greenbrier. When dealing with government officials and employees, what is acceptable in the business world may not be permitted. In fact, such dealings may be unlawful. Greenbrier representatives should not make or offer any gift, loan, favor or service which could be viewed as an attempt to influence or bias the independent judgment of any government employee or official.

Greenbrier employees may not accept money, non-customary gifts, or services of value, from any supplier as a result of the supplier's business interests with our Companies. If we are offered money or a substantial gift, or if one arrives at our home or office, a supervisor should be informed. Appropriate arrangements will be made to return or dispose of the gift. We may accept a gift from a customer if it is of nominal value and is of a kind customarily offered to others having a similar relationship with the customer.
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Promotional premiums and discounts (including frequent flyer awards) offered by transportation companies, hotels, auto rental agencies and restaurants may be accepted when they are offered to travelers generally, unless Greenbrier has specified to the contrary. However, employees should not make travel arrangements which result in higher costs to Greenbrier than other available arrangements in order to receive travel awards. Since the nature of these offerings changes regularly, it is wise to consult with your supervisor if you have doubts.

CORPORATE OPPORTUNITIES

No employee, officer or director of Greenbrier can take for himself or herself personally opportunities that were discovered through the use of Greenbrier's property, information or the person's position with Greenbrier. Employees, officers and directors cannot compete with the Companies or use their property, information or position with the Companies for personal gain. Greenbrier's legitimate interests must be considered when the opportunity to do so arises.

GREENBRIER PROPERTY, FACILITIES AND CONFIDENTIAL INFORMATION

GREENBRIER HAS A WIDE VARIETY OF ASSETS. These assets range from physical assets, such as tools and equipment, to intangible properties like trade secrets, designs and inventions. Our time during work hours is also a valuable Company asset. Greenbrier needs all of these properties to conduct its business for the benefit of its stockholders and employees. Protecting these assets against loss, theft, and misuse is essential.

Every Greenbrier employee is responsible for protecting property entrusted to him or her and for helping to protect the Companies' assets in general. Greenbrier assets, equipment and supplies must be used only for conducting Company business or for other purposes authorized by management and should not be used for personal gain or other unauthorized purposes.

Information systems, electronic and other communications facilities and databases are used extensively in Greenbrier's business. These facilities must be used only for authorized Company purposes. Each computer software installation must be accomplished with legally obtained software and comply fully with applicable licensing agreements. Appropriate documentation supporting the legality of each software installation should be maintained.

CONFIDENTIAL INFORMATION. Greenbrier's confidential and proprietary information includes (among other items) business, financial and marketing plans, personnel information, inventions, research, and confidential information entrusted to the Company by vendors, customers and others. Confidential information must be used only by authorized persons and only in accordance with Greenbrier policies and procedures.

Inadvertent disclosure of confidential information, even by loyal employees, can harm the Companies' business. Information about products, prices, earnings, business volumes or capital requirements which has not previously been made public by Greenbrier is not to be discussed with anyone outside the Company. Discussions with people outside the Companies about confidential performance data, potential acquisitions, plans, dispositions and marketing strategies, as well as other confidential information, should be conducted only by authorized officers and employees and should be limited to business transactions requiring disclosure of such information.

Questions from outsiders as to confidential subjects should be referred to the appropriate person in The Greenbrier Companies. Questions from securities analysts or investors, for example, should be referred to Greenbrier's investor relations staff. Direct news media inquiries should be referred to the communications director, unless the employee has been authorized by Greenbrier to comment about the Companies or their business.

Use of non-public Company information that could affect Greenbrier's stock price is strictly prohibited both by the Company and by federal and state law. We must all take care to handle such information responsibly. Naturally, "insider trading" of Greenbrier stock is prohibited. Similarly prohibited is trading in the stock of any other company such as a potential acquisition target or any other company about which we obtain material non-public information through Greenbrier. Greenbrier has adopted a specific policy dealing with insider information and securities trading. Questions concerning these matters should be addressed to your supervisor or our investor relations staff.
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INTERNATIONAL TRANSACTIONS

Even though the laws and business practices of foreign nations may differ from those in effect in the United States, the applicability of both foreign and U.S. laws to the Companies' operations will be strictly observed.

As Greenbrier expands its international presence, it is essential that we pay particular attention to rules applicable to international activities of American companies. The United States Foreign Corrupt Practices Act ("FCPA") governs activities of American companies dealing abroad. In general, the FCPA prohibits offering anything of value to foreign officials for the purpose of improperly influencing an official decision. It also prohibits unlawful political contributions to obtain or retain business. And FCPA prohibits the use of false records or accounts in the conduct of foreign business. It is important to remember that FCPA prohibits such activities even though they may be employed by our competitors or be commonplace in the countries in which we have dealings. Violation of the FCPA can result in criminal prosecution and in civil suits and penalties. In some cases, individuals may be barred from serving as an officer or director of a public company. Greenbrier officers and employees engaged in international business must be aware of the FCPA and help to ensure compliance in all Greenbrier activities.

Officers and employees who have questions concerning the legality of international activities should contact the office of our General Counsel.

COMMUNITY SERVICE AND POLITICAL ACTIVITY

PARTICIPATION IS ENCOURAGED. Greenbrier encourages its employees to be active participants in the community. Employees of Greenbrier participate in a wide variety of civic, charitable and political activities. However, these activities should be kept separate from our work.

PUBLIC AND GOVERNMENTAL RELATIONS. Greenbrier employs governmental relations and public policy personnel who are assigned the responsibility of fulfilling the Companies' corporate public affairs responsibility, communicating with public bodies and officials concerning the Companies' position on public policy questions, and maintaining the goodwill and understanding of public officials. Communications of Greenbrier's position to public officials or bodies by Greenbrier personnel must be coordinated with our designated governmental relations and public policy personnel.

POLITICAL CONTRIBUTIONS. Corporate contributions, direct or indirect, and of whatever amount or type, to any political candidate or party, or to any other organization that might use the contributions for a political candidate or party are illegal for all federal elections and for state and local elections in some states. No permissible corporate contributions may be made for political purposes without review by an authorized officer of Greenbrier. The Companies will not reimburse employees for any personal contributions made in support of a political party, candidate or committee, nor will it compensate employees for time devoted to political activity.

The prohibition on corporate political contributions applies to both direct and indirect support of candidates or political parties. For example, Greenbrier is normally prohibited from purchasing tickets for special dinners or other fund raising events, loaning employees to political parties or committees, or furnishing transportation or duplicating facilities or services. Any Company political activity must be strictly limited, with the prior approval of the C.E.O., to matters which are clearly lawful and closely related to the interests of the Company, its employees and stockholders.

The Company may periodically solicit contributions to political action committees, or recommend support of particular candidates. However, employees are not required to make personal political contributions on the Company's behalf or to engage in political activities inconsistent with personal inclinations as a condition of employment or advancement.

POLITICAL BELIEFS AND ACTIVITIES. Each employee's political beliefs and activities are a matter of personal conscience, provided they are conducted in such a way as not to bring discredit to The Greenbrier Companies. Employees should conduct themselves so as to make clear that any political views they may express are their own and not those of Greenbrier.

Greenbrier may from time to time provide factual information to its employees and stockholders concerning the impact on the Company of specific issues, legislation, and other governmental, political and public matters.
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Holding Public Office. Employees may hold public office if the effective performance of the employee in his or her job with Greenbrier is not affected. A leave-of-absence to hold public office may be granted if approved by the C.E.O.

ANTITRUST LAWS AND POLICIES

Greenbrier operates in a highly competitive environment. We intend to compete aggressively and fairly. Greenbrier will adhere to both the letter and the spirit of the United States antitrust laws. As Greenbrier expands its activities internationally, we must be sure that we also comply with laws governing competition in our host countries.

In contacts with our competitors, we do not discuss pricing policy or other matters which might violate the antitrust laws. Discretion should be used in discussing matters such as contract terms and conditions, costs, inventories, market surveys or studies or production schedules. These matters are typically confidential to the Company. Disclosure may also conflict with antitrust laws. Collaboration or discussion with competitors on these subjects can be illegal.

Whenever practical, vendors and contractors should be selected on the basis of competitive bidding.

DISCRIMINATION AND HARASSMENT

Greenbrier is firmly committed to the principles of equality of opportunity as it relates to employment and human resources. Greenbrier will offer employment, training, compensation and advancement on the basis of qualification and merit, regardless of race, religion, sex, national origin, age or veteran status. Greenbrier will extend the same considerations to qualified disabled persons, consistent with the individual's abilities to perform job duties safely and efficiently.

Business relationships with competitors, suppliers and customers of Greenbrier must be conducted in such a manner as to avoid discrimination based on race, religion, sex, sexual orientation, national origin, age, veteran status or disability. Harassment of any nature (i.e., harassment in regard to race, color, religion, national origin, disability, sexual orientation, or sex) is specifically prohibited by a separate policy on harassment.

Adherence to this policy of non-discrimination is the responsibility of all Greenbrier Companies and employees and may require special affirmative action by all levels of executive, managerial and supervisory personnel.

SAFETY AND THE ENVIRONMENT

Safe operation of all Greenbrier activities is a must. We all have a responsibility to ensure that operations of The Greenbrier Companies are conducted safely. Employees are expected to observe established safety rules and practices and to follow instructions regarding safe and efficient performance of their work. Employees are encouraged to bring to the attention of supervisors or management any unsafe work practice, activity or condition.

Greenbrier is committed to operating its facilities in an environmentally sensitive and responsible manner. Detailed policies dealing with environmental practices have been adopted and will be continuously followed and enforced.

SUBSTANCE ABUSE

Greenbrier's policy on substance abuse has been established to help maintain a safe and productive work environment.

Use of alcoholic beverages during business hours, including lunches and break periods is discouraged. Possession or use of alcoholic beverages on Greenbrier premises, except for authorized functions, is prohibited. Possession, use, purchase, or sale of illegal drugs in a Greenbrier facility is strictly prohibited.

Reporting for work, or performing one's job assignments, under the influence of alcohol or illegal substances is cause for immediate disciplinary action.

Greenbrier will take reasonable steps to minimize intrusion into personal privacy in enforcing this policy. While opportunities for treatment and education will be important aspects of our substance abuse program, employees who violate this policy will be subject to appropriate disciplinary action, which may include termination of employment.
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ADMINISTRATION, COMPLIANCE AND REPORTING

Administration. This Code of Conduct has been adopted by the Board of Directors of The Greenbrier Companies, Inc. and applies to Greenbrier and all of its subsidiaries. All officers and supervisory employees of the Companies are charged with regular administration and enforcement of the policies and practices set forth in this Code. Final authority for administration of this Code rests with the Chief Executive Officer of The Greenbrier Companies and the Board of Directors. Any waiver of this Code for executive officers or directors may be made only by the Board of Directors or the Audit Committee and must be promptly disclosed to stockholders.

Reporting. Greenbrier has established a reporting system which allows officers, employees and other agents of the Companies to report violations of any of the policies set forth in this Code, or of other Greenbrier policies. Upon observing or learning of any such violation, employees may report the same to their supervisors or by writing a letter, describing the suspected violation with as much detail as possible and directing the letter to the President of the Parent Company. Employees may, but are not required to, sign such letters. Anonymous letters will be investigated and acted upon in the same manner as those bearing a signature. All letters should be in as much detail as possible to permit Greenbrier to conduct an appropriate investigation.

Letters and other reports of suspected violations will be kept in confidence and acted upon only by designated objective Greenbrier personnel unless disclosure is required or deemed advisable in connection with any governmental investigation or report, in the interest of The Greenbrier Companies, or in the Companies' legal handling of the matter. Greenbrier will not condone any form of retribution upon any employee who uses the reporting system in good faith to report suspected wrongdoers, unless the individual reporting is one of the violators. The Companies will not tolerate any harassment or intimidation of any employee using the reporting system.

Compliance. It is a condition of employment that each employee accept the responsibility for understanding and complying with the policies set forth in this Code. Greenbrier will require each employee, as well as each officer and director of the Companies to comply with the policies set forth in this Code. Greenbrier reserves the right to request any employee to complete and submit a statement in a form designated by Greenbrier pertaining to such employee's compliance at any time or as frequently as Greenbrier may deem advisable.

Any employee who violates any of the policies set forth in this Code is subject to disciplinary action including but not limited to suspension or termination of employment and such other action, including legal action, as Greenbrier believes to be appropriate under the circumstances.